Exhibit 99.1

Contact:    Gary Levine
Chief Financial Officer
CSP Inc.
Tel: 978.954.5040

CSP Inc. Announces Filing Extension for Form 10-K
Expects to Report YOY Growth in Revenue and EPS for 2016
LOWELL, MA, December 29, 2016 - CSP Inc. (NASDAQ: CSPI) today announced that the Company will file a Form 12b-25 notification of late filing with the Securities and Exchange Commission to receive a 15 day extension to file its Annual Report on Form 10-K (“Annual Report”). The delay in the filing of the Annual Report was due to expanded testing of revenue transactions for the Company’s European Operations. As a result, the Company’s independent auditors have not completed their audit of the Company’s financial statements for the fiscal year ended September 30, 2016. The Company expects to report revenue growth of approximately 16% for fiscal 2016 as compared to fiscal 2015, and to report positive earnings per share for the full year and fourth quarter ending September 30, 2016. The Company expects to file its Annual Report, with its audited financial statements, no later than January 13, 2017.

About CSP Inc.
CSPi (NASDAQ: CSPI) maintains two distinct and dynamic divisions - High Performance Products and Technology Solutions - with a shared vision for technology excellence. CSPi’s High Performance Products division offers extreme-performance Ethernet products for diverse applications, including cybersecurity, financial trading, content creation/distribution, storage networking applications, as well computer signal processing systems. CSPi’s Technology Solutions division provides innovative technology solutions for network solutions, wireless & mobility, unified communications & collaboration, data center solutions, advanced security, along with professional and managed services across those technology focus areas. CSPi Technology Solutions works with the world’s leading IT software and infrastructure companies to create solutions for the unique IT requirements of its customers. For more information, please visit www.cspi.com.

Safe Harbor
The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, those related to its anticipated filing date of its Annual Report on Form 10-K and expected revenue and earnings per share for the fourth quarter and fiscal year ended September 30, 2016. The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the SEC. Please refer to the section on forward-looking statements included in the Company's filings with the Securities and Exchange Commission.